Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-185588 on Form S-3 and Registration Statement No. 333-195791 on Form S-8 of our reports dated February 26, 2015, relating to the consolidated financial statements and financial statement schedule of Altra Industrial Motion Corp. and the effectiveness of Altra Industrial Motion Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Altra Industrial Motion Corp. for the year ended December 31, 2014.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 26, 2015